10753 Macatawa Drive
Holland, Michigan 49424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2020 BY VIRTUAL FORMAT ONLY

Shareholders will not be Able to Attend the Annual Meeting In-Person

To Our Shareholders:

Due to the emerging public health impact of the coronavirus outbreak (COVID 19) and to support the health and well-being of our shareholders, the Board of Directors of Macatawa Bank Corporation (the "Company") has determined to hold the previously announced Annual Meeting of Shareholders (Annual Meeting) in a virtual meeting format only. Shareholders will not be able to attend the Annual Meeting in-person and are advised to plan accordingly.

As previously announced, the Annual Meeting will be held on Tuesday, May 5, 2020 at 9:00 a.m. ET. The meeting will be held by webcast only and can be accessed on the Internet at www.virtualshareholdermeeting.com/MCBC2020 or through the “Investor Relations” section of our website: www.macatawabank.com. At the Annual Meeting, we will consider and vote on:

1.	Election of two directors to hold office for a three year term
2.	Advisory approval of executive compensation
3.	Ratification of appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2020

We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting. As described in the proxy materials for the Annual Meeting, shareholders are entitled to vote in the Annual Meeting if they were a shareholder of record as of the close of business on the record date, March 9, 2020, or otherwise hold a valid proxy entitling them to vote at the Annual Meeting.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/MCBC2020, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote in the virtual meeting by following the instructions available on the meeting website during the meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jon W. Swets
Secretary
April 16, 2020

The Annual Meeting on May 5, 2020 at 9:00 a.m. ET is available at www.virtualshareholdermeeting.com/MCBC2020. The proxy statement and Annual Report are available in the “Investor Relations” section of our website: www.macatawabank.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.